Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter	Ida

         (808) 946-1400

Territorial Bancorp Inc.

Announces First Quarter 2011 Results

Honolulu, Hawaii, May 4, 2011 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.0 million or $0.27 per basic share and $0.26 per diluted share for the three months ended March 31, 2011, compared to $1.5 million for the three months ended March 31, 2010 or $0.13 per basic and diluted share. Net income rose by 105.3% for the three months ended March 31, 2011 compared to the same period in 2010.

The Company also announced that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.09 per share. The dividend is expected to be paid on June 1, 2011 to stockholders of record as of May 18, 2011.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Our core earnings for the first quarter were good and we will continue to focus on maintaining the quality of our mortgage loans in a still difficult economic environment. I am also pleased to announce that due to our strong performance we will be increasing our quarterly dividend from $0.07 per share to $0.09 per share.”

Interest Income

For the three months ended March 31, 2011 and 2010, net interest income was $12.5 million and $11.4 million, respectively. The growth in net interest income is attributed to the decline in interest expense caused by the lower interest rate environment. Total interest and dividend income was $15.3 million for the three months ended March 31, 2011 compared to $15.4 million for the three months ended March 31, 2010. This decrease occurred primarily due to a reduction in interest earned on investment securities which totaled $6.4 million for the three months ended March 31, 2011 compared to $6.8 million for the three months ended March 31, 2010.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.8 million for the three months ended March 31, 2011 compared to $4.0 million for the three months ended March 31, 2010. Provision for loan losses increased to $108,000 for the three months ended March 31, 2011 compared to no provision for the three months ended March 31, 2010.

Noninterest Income

Noninterest income was $1.1 million for the three months ended March 31, 2011 compared to a loss of $1.3 million for the three months ended March 31, 2010. The increase in noninterest income was primarily the result of an other-than-temporary impairment loss on securities of $2.4 million for the quarter ended March 31, 2010. Service fees on loan and deposit accounts were $558,000 for the three months ended March 31, 2011 compared to $623,000 for the three months ended March 31, 2010. Gain on sale of loans was $144,000 for the three months ended March 31, 2011 compared to $80,000 for the three months ended March 31, 2010.

Noninterest Expense

Noninterest expense increased to $8.4 million for the three months ended March 31, 2011 as compared to $7.8 million for the three months ended March 31, 2010. The increase in noninterest expense was primarily due to higher compensation and employee benefit expense. A significant portion of this increase was due to expenses accrued for the employee stock ownership plan that was part of the conversion to a publicly held company and awards made under the equity incentive plan that was approved by stockholders in August 2010. Income tax expense increased to $2.1 million for the three months ended March 31, 2011 from $787,000 for the three months ended March 31, 2010.

Assets and Equity

Total assets grew to $1.488 billion at March 31, 2011 from $1.443 billion at December 31, 2010. Cash and cash equivalents decreased to $158.8 million at March 31, 2011 from $194.4 million at December 31, 2010. The decrease in cash and cash equivalents was primarily due to the purchase of investment securities. Deposits increased to $1.096 billion at March 31, 2011 from $1.076 billion at December 31, 2010. Investment securities increased to $603.5 million as of March 31, 2011 from $530.5 million at December 31, 2010 as cash and cash equivalents, the growth in deposits and proceeds from new advances and securities sold under agreements to repurchase were used to purchase investment securities. Loans receivable grew to $652.5 million at March 31, 2011 from $641.8 million at December 31, 2010 due to an increase in residential mortgage loan production. Total stockholders’ equity increased slightly to $227.5 million at March 31, 2011 from $227.4 million at December 31, 2010. The change in stockholders’ equity was primarily due to the Company’s earnings for the three months ended March 31, 2011, which was offset by the cost of shares repurchased under the Company’s stock buyback program and payment of the fourth quarter dividend. The Board of Directors previously authorized the repurchase of 733,988 shares. At the end of March 31, 2011, a total of 205,483 shares had been repurchased, compared to 55,707 shares as of December 31, 2010.

Asset Quality

Total delinquent loans ninety days or more past due and not accruing was $1.2 million (10 loans) at March 31, 2011, an increase of $398,000 compared to $808,000 (7 loans) at December 31, 2010. Asset quality remained strong with the ratio of nonperforming assets to total assets increasing slightly to 0.08% at March 31, 2011 from 0.06% at December 31, 2010. The allowance for loan losses at March 31, 2011 was $1.6 million and represented 0.24% of total loans. At December 31, 2010, the allowance for loan losses was $1.5 million and represented 0.23% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has twenty-six branch offices in the state of Hawaii.

Forward-looking statements - This earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2011	3/31/2010
Interest and dividend income:
Investment securities	$6,371	$6,807
Loans	8,883	8,529
Other investments	92	76

Total interest and dividend income	15,346	15,412

Interest expense:
Deposits	1,708	2,959
Advances from the Federal Home Loan Bank	86	—
Securities sold under agreements to repurchase	1,034	1,084

Total interest expense	2,828	4,043

Net interest income	12,518	11,369

Provision for loan losses	108	—

Net interest income after provision for loan losses	12,410	11,369

Non-interest income:
Total other-than-temporary impairment losses	—	(3,510)
Portion of loss recognized in other comprehensive income (before taxes)	—	1,106

Net other-than-temporary impairment losses	—	(2,404)
Service fees on loan and deposit accounts	558	623
Income on bank-owned life insurance	239	255
Gain on sale of investment securities	66	68
Gain on sale of loans	144	80
Other	119	46

Total non-interest income	1,126	(1,332)

Non-interest expense:
Salaries and employee benefits	5,126	4,660
Occupancy	1,221	1,139
Equipment	766	716
Federal deposit insurance premiums	296	292
Other general and administrative expenses	1,000	982

Total non-interest expense	8,409	7,789

Income before income taxes	5,127	2,248

Income taxes	2,127	787

Net income	$3,000	1,461

Basic earnings per share	$0.27	$0.13
Diluted earnings per share	$0.26	$0.13
Cash dividends declared per common share	$0.07	$0.05
Basic weighted average shares outstanding	11,262,399	11,309,596
Diluted weighted average shares outstanding	11,360,654	11,309,596

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$158,789	$194,435
Investment securities available for sale	14,678	15,010
Investment securities held to maturity, at amortized cost (fair value of $614,466 and $546,844 at March 31, 2011 and December 31, 2010, respectively)	603,496	530,555
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	660	3,234
Loans receivable, net	652,487	641,790
Accrued interest receivable	4,840	4,536
Premises and equipment, net	5,385	5,426
Bank-owned life insurance	29,506	29,266
Deferred income taxes receivable	947	22
Prepaid expenses and other assets	5,184	6,790

Total assets	$1,488,320	$1,443,412

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,096,480	$1,076,470
Advances from the Federal Home Loan Bank	20,000	10,000
Securities sold under agreements to repurchase	122,200	105,200
Accounts payable and accrued expenses	17,288	20,430
Current income taxes payable	2,668	577
Advance payments by borrowers for taxes and insurance	2,188	3,376

Total liabilities	1,260,824	1,216,053

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 12,027,642 and 12,177,418 shares at March 31, 2011 and December 31, 2010	122	122
Additional paid-in capital	117,024	119,153
Unearned ESOP shares	(8,686)	(8,808)
Retained earnings	121,606	119,397
Accumulated other comprehensive loss	(2,570)	(2,505)

Total stockholders’ equity	227,496	227,359

Total liabilities and stockholders’ equity	$1,488,320	$1,443,412

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

March 31, 2011

	Three Months Ended March 31,
	2011	2010
Performance Ratios (annualized):

Return on average assets	0.82%	0.42%
Return on average equity	5.24%	2.63%
Net interest margin on average interest earning assets	3.53%	3.38%

	At March 31, 2011	At December 31, 2010
Selected Balance Sheet Data:

Book value per share (1)	$18.91	$18.67
Stockholders’ equity to total assets	15.71%	15.75%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,206	$808
Non-performing assets (2)	1,206	808
Allowance for loan losses	1,566	1,488
Non-performing assets to total assets	0.08%	0.06%
Allowance for loan losses to total loans	0.24%	0.23%
Allowance for loan losses to non-performing assets	129.85%	184.16%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2)	Amounts are net of charge-offs